Exhibit 99.1

Trex Company Reports Record Sales and Earnings in Second Quarter 2016

--Operating Leverage Continues to Drive Record Profitability--

-- Net Sales Increased 7% to $146 Million, consistent with guidance

-- Gross Margin was 41.9%, a 350 basis point improvement

-- Diluted EPS was $0.79, up 36% year-on-year

WINCHESTER, Va.--(BUSINESS WIRE)--August 1, 2016--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Results

Net sales for the second quarter of 2016 were $146 million, 7% above the $137 million reported for the comparable period in 2015. Gross margin was 41.9%, a 350 basis point increase from the 38.4% reported in the second quarter of 2015. The Company reported net income of $23.3 million, or $0.79 per diluted share, up 24% and 36%, respectively from net income of $18.7 million, or $0.58 per diluted share, reported in last year’s second quarter.

“This was another period of strong performance for Trex, reflecting the continuing build in demand for our market-leading products, the structural benefits of our recycled-content business model and ongoing manufacturing cost reductions, all of which are driving significant operating leverage,” noted James E. Cline, President and Chief Executive Officer.

“The outdoor living category continues to grow, with exterior property improvements representing a large percentage of remodeling spend. Trex’s brand leadership and our array of customized product offerings have resulted in steady share gains in this expanding market. Similar to this year’s first quarter, we produced earnings growth that significantly outpaced revenue gains in the second quarter, thanks to a combination of lower input costs, manufacturing cost saving initiatives and increased capacity utilization, which resulted in a year-over-year expansion of 350 basis points in gross margin to 41.9%.”

First Half 2016 Results

Net sales for the first half of 2016 were $278 million, 8% above the $258 million reported for the comparable period in 2015. First half 2016 gross margin was 42.8%, 370 basis points greater than the 39.1% reported in the first half of 2015. Net income for the first six months of 2016 was $46.7 million, or $1.57 per diluted share, up 29% and 39%, respectively from net income of $36.3 million, or $1.13 per diluted share, reported for the first half of 2015.

Recent Business News/Recognitions

  In May 2016, Trex won three Awards for Design Excellence (ADEX) from Design Journal for the following products: Trex Outdoor Storage (Platinum Award), Trex Pergola “Air” (Platinum Award), & Trex Pergola “Vision” (Gold Award).
  A record number of elementary, middle and high schools nationwide participated in the Trex 2015-2016 Plastic Bag Recycling Challenge that culminated on Earth Day, collecting over 100 tons of plastic waste that instead of going into landfills will be converted into beautiful Trex decking.
  In June 2016, the Company introduced Trex Reveal™ Lighting, bringing functionality and aesthetics to its aluminum railing line, making it easy for homeowners to effectively integrate light into their outdoor spaces.

Summary and Outlook

“First half 2016 results have put us on track to deliver strong earnings growth for the full year, driven by high single-digit sales growth and lower production costs.

“We expect revenue for the third quarter of 2016 to be approximately $105 million, representing a 12% increase over last year’s third quarter. Gross margin comparisons are expected to continue to benefit from higher capacity utilization and cost savings. For full year 2016, we have increased our guidance for incremental margin to average 80%, up from our previous forecast of 60%.

“Longer term, we see significant market opportunity. Trex brand recognition has never been higher, initial metrics indicate that our marketing campaigns are gaining traction with both the trade and consumers, and our innovative product line-up positions us for continued leadership in the decking and railing market supported by increased conversion from traditional wood products,” Mr. Cline said.

Second Quarter 2016 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2016 results and other corporate matters on Tuesday, August 2nd, 2016 at 8:00 a.m. ET. To participate on the day of the call, dial 1-844-792-3734 or internationally, 1-412-317-5126 approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at http://investor.trex.com/phoenix.zhtml?c=86979&p=irol-irhome. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$146,450	$136,779	$278,126	$257,579

Cost of sales	85,040	84,255	159,089	156,808

Gross profit	61,410	52,524	119,037	100,771

Selling, general and administrative expenses	24,795	22,472	45,407	43,064

Income from operations	36,615	30,052	73,630	57,707

Interest expense, net	458	188	1,030	325

Income before income taxes	36,157	29,864	72,600	57,382

Provision for income taxes	12,878	11,149	25,919	21,114

Net income	$23,279	$18,715	$46,681	$36,268

Basic earnings per common share	$0.80	$0.59	$1.58	$1.14

Basic weighted average common shares outstanding	29,264,362	31,735,333	29,481,042	31,709,645

Diluted earnings per common share	$0.79	$0.58	$1.57	$1.13

Diluted weighted average common shares outstanding	29,423,845	32,142,939	29,642,287	32,119,026

Comprehensive income	$23,279	$18,715	$46,681	$36,268

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2016	2015

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$2,553	$5,995
Accounts receivable, net	95,654	47,386
Inventories	18,756	23,104
Prepaid expenses and other assets	4,197	13,409
Deferred income taxes	9,136	9,136
Total current assets	130,296	99,030
Property, plant and equipment, net	98,943	100,924
Goodwill and other intangibles	10,523	10,526
Other assets	2,037	1,518
Total assets	$241,799	$211,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$17,573	$17,733
Accrued expenses and other liabilities	29,465	28,891
Accrued warranty	6,825	6,825
Line of credit	43,000	7,000
Total current liabilities	96,863	60,449
Deferred income taxes	4,597	4,597
Non-current accrued warranty	24,456	26,698
Other long-term liabilities	3,611	3,791
Total liabilities	129,527	95,535
Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,842,137 and 34,819,259 shares issued and 29,348,456 and 30,904,530 shares outstanding at June 30, 2016 and December 31, 2015, respectively	348	348
Additional paid-in capital	119,361	116,947
Retained earnings	166,076	119,395
Treasury stock, at cost, 5,493,681 and 3,914,729 shares at June 30, 2016 and December 31, 2015, respectively	(173,513)	(120,227)
Total stockholders’ equity	112,272	116,463
Total liabilities and stockholders’ equity	$241,799	$211,998

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015

Operating Activities
Net income	$46,681	$36,268
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	7,417	7,322
Deferred income taxes	-	(589)
Stock-based compensation	2,945	2,717
Gain on disposal of property, plant and equipment	(204)	(3)
Excess tax benefits from stock compensation	(810)	(1,771)
Other non-cash adjustments	(285)	(270)
Changes in operating assets and liabilities:
Accounts receivable	(48,268)	(88,074)
Inventories	4,348	5,121
Prepaid expenses and other assets	(67)	979
Accounts payable	(161)	(104)
Accrued expenses and other liabilities	(7,901)	(856)
Income taxes receivable/payable	11,937	11,360

Net cash provided by (used in) operating activities	15,632	(27,900)

Investing Activities
Expenditures for property, plant and equipment	(5,182)	(14,088)
Proceeds from sales of property, plant and equipment	4,349	3
Purchase of acquired company, net of cash acquired	—	(31)

Net cash used in investing activities	(833)	(14,116)

Financing Activities
Borrowings under line of credit	194,000	118,000
Principal payments under line of credit	(158,000)	(80,500)
Repurchases of common stock	(54,703)	(2,847)
Financing costs	(485)	—
Proceeds from employee stock purchase and option plans	137	197
Excess tax benefits from stock compensation	810	1,771

Net cash (used in) provided by financing activities	(18,241)	36,621

Net decrease in cash and cash equivalents	(3,442)	(5,395)
Cash and cash equivalents at beginning of period	5,995	9,544

Cash and cash equivalents at end of period	$2,553	$4,149

Supplemental Disclosure:
Cash paid for interest	$696	$284
Cash paid for income taxes, net	$13,982	$10,342

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
VP & CFO
540-542-6300
or
MBS Value Partners
Lynn Morgen/Jon Friedman
212-750-5800